Exhibit 99.1

Introduction

The unaudited pro forma condensed combined financial statements are presented for Eagle Rock Energy Partners, L.P. (the “Partnership”) and give effect to the acquisition of CC Energy II L.L.C. (together with its subsidiaries “Crow Creek Energy”) on May 3, 2011 and are based on the audited and unaudited financial statements of each of the Partnership and Crow Creek Energy which include all adjustments necessary to present fairly the results for the periods and as of the date presented.  The following unaudited condensed combined statement of operations for the year ended December 31, 2011 should be read in conjunction with the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 and with the unaudited consolidated financial statements of CC Energy II, LLC (“Crow Creek Energy”) for the three months ended March 31, 2011, filed as Exhibit 99.2 to the Partnership’s Current Report on Form 8-K on November 14, 2011.

The unaudited pro forma condensed combined financial statements are based on assumptions that the Partnership believes are reasonable under the circumstances and are intended for informational purposes only.  They are not necessarily indicative of the financial results that would have occurred if the transaction herein had taken place on the dates indicated, nor are they indicative of the future consolidated results.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 is presented to illustrate the estimated effects of the acquisition of Crow Creek Energy as if the transaction had occurred on January 1, 2010.  The Partnership filed the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 with its Current Report on Form 8-K/A on May 17, 2011.

EAGLE ROCK ENERGY PARTNERS, L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

(In thousands, except per unit amounts)

	For the	For the period
	Year Ended	from January 1,
	Dec 31, 2011	to May 2, 2011
	Eagle Rock
	Energy	CC Energy II			Pro Forma
	Partners, L.P.	L.L.C.	Adjustments		As Adjusted
REVENUE:
Natural gas, natural gas liquids, condensate, and oil sales	$977,952	$29,877			$1,007,829
Gathering, compression and processing fees	47,770				47,770
Gain/(loss) on risk management instruments	32,510	(8,821)			23,689
Other income	1,676				1,676
Total revenue	1,059,908	21,056			1,080,964

COSTS AND EXPENSES:
Cost of natural gas and natural gas liquids	633,184				633,184
Operations and maintenance	93,048	2,444	(104	)(a)	95,388
Taxes other than income	19,148	1,898			21,046
General and administrative	54,998	1,754	(2,670	)(b)	54,082
Impairment	16,288				16,288
Depreciation, depletion and amortization	131,611	8,308	2,383	(c)	142,302
Total costs and expenses	948,277	14,404	(391)		962,290

OPERATING INCOME	111,631	6,652	391		118,674
OTHER (EXPENSE) INCOME:
Interest income	25	4			29
Other income	0	28			28
Interest expense, net	(29,647)	(2,277)	670	(d)	(31,254)
Interest rate risk management losses	(11,401)				(11,401)
Other expense	(184)	(9)			(193)
Total other (expense) income	(41,207)	(2,254)	670		(42,791)

INCOME BEFORE INCOME TAXES	70,424	4,398	1,061		75,883
Income tax benefit	(2,432)				(2,432)
INCOME FROM CONTINUING OPERATIONS	$72,856	$4,398	$1,061		$78,315

Net Income (Loss) Per Unit - Basic and Diluted
Income from continuing operations - Basic	$0.65				$0.64
Income from continuing operations - Diluted	$0.61				$0.61

Basic weighted average units outstanding	110,435		9,689	(e)	120,124
Diluted weighted average units outstanding	116,941		9,689	(e)	126,630

NOTE 1.  Basis of Presentation

The historical information is derived from the historical financial statements of Eagle Rock Energy Partners, L.P. (the “Partnership”).  The unaudited pro forma statements of operations for the year ended December 31, 2011 is presented to illustrate the estimated effects of the acquisition of Crow Creek Energy as if the transaction occurred on January 1, 2010.  The transaction affecting the unaudited pro forma condensed combined financial statements is the acquisition of Crow Creek Energy on May 3, 2011.

NOTE 2.  Pro Forma Adjustments and Assumptions

(a)                                  Reflects the reclassification from general and administrative expense to operations and maintenance expense of accretion expense for asset retirement obligations and the reimbursement of fees received from third parties for operation of jointly owned oil and natural gas wells to conform to the Partnership’s presentation of these amounts.

(b)                            Reflects, for the period from January 1, 2011 through May 2, 2011, (i) the reclassification of accretion expense of $0.1 million from general and administrative expense to operations and maintenance expense, (ii) the reclassification of $0.2 million of third party fees received as reimbursement for the operation of the jointly owned properties from general and administrative expense to operations and maintenance expense, (iii) the elimination of rental expense of $0.1 million for building leases not acquired by the Partnership, (iv) the elimination of $0.6 million of costs incurred by Crow Creek related to the acquisition and (v) the elimination of $2.3 million of costs incurred by the Partnership related to the acquisition.

(c)                             Reflects the incremental increase of depletion, depreciation and amortization expense, using the units of production method, related to the oil and gas properties, and depreciation and amortization over 20 years using the straight-line method for acquired property, plant and equipment and intangible assets for the period presented.

(d)                            Reflects, for the period from January 1, 2011 through May 2, 2012, (i) the elimination of Crow Creek’s amortization of deferred financing costs of $0.2 million, (ii) the elimination of realized interest rate risk management losses of $0.2 million due to the Partnership terminating the acquired interest rate risk management instruments subsequent to closing the acquisition and (iii) the incremental decrease in interest expense due to the repayment of the Crow Creek outstanding debt and the draw by the Partnership on its revolving credit facility. Interest expense associated with the debt of $227.6 million was calculated based on an assumed rate of 2.09%. A 1/8 percentage change in the assumed interest rate would result in an adjustment to interest expense of $0.1 million.

(e)                              Reflects the difference between issuance of 28,753,174 of the Partnership’s common units to the sellers of Crow Creek Energy and 19,063,748, the weighted number of units outstanding calculated as of May 3, 2011, the date of the acquisition.